Exhibit 99.1

Pinnacle Airlines, Inc., Flight Attendants
Reach Tentative Agreement

MEMPHIS, Tenn., March 8, 2011/PRNewswire/ -- Pinnacle Airlines Corp.'s (Nasdaq: PNCL)  wholly owned subsidiary, Pinnacle Airlines, Inc., announced today that it has reached a tentative agreement with the United Steelworkers AFL-CIO (USW) to amend the collective bargaining agreement covering 797 Flight Attendants. The next step is for the Flight Attendants to vote on ratification, which should occur soon. If ratified, the contract would provide a five-year extension to the collective bargaining agreement that became amendable on Jan. 31, 2011.

"The USW has a history of fair representation of employees, and we look forward to achieving continued operational excellence together," said Philip H. Trenary, President and Chief Executive Officer of Pinnacle Airlines Corp.  "We thank the committees on both sides for their hard work and spirit of cooperation."

"This agreement demonstrates that employees are valued and have a seat at the table," said Ken Ratliff, USW local union president. "The contract emphasizes a commitment to work life balance, diversity, and workplace flexibility, while taking into consideration the airline's important work. Throughout the whole process, flight attendants and managers listened to each other and our relationship is improved as a result."

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,700 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc.  Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 202 regional jets and 83 turboprops on more than 1,500 daily flights to 196 cities and towns in the United States, Canada, Mexico and Belize.  Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162